Exhibit 10.7.1
FIFTH AMENDMENT TO
COMMON SHORT CODE LICENSE AGREEMENT
     This Fifth Amendment (“Fifth Amendment”), to the Common Short Code License Agreement, dated as of the 15th day of January, 2008 between NeuStar, Inc., a Delaware corporation, with offices located at 46000 Center Oak Plaza, Building X, Sterling, VA 20166 (“NeuStar”) and CTIA — The Wireless Association (formerly known as the Cellular Telecommunications and Internet Association) (“CTIA”), a District of Columbia non-profit corporation, located at 1400 16th Street, NW, Suite 600, Washington, DC 20036.
     WHEREAS, NeuStar entered into a Common Short Code License Agreement with the CTIA (“License Agreement”) dated October 17, 2003 to develop and maintain a database of common short codes, to process common short code applications and assign common short codes to applicants and to engage in other Registry Services on behalf of members of the wireless industry;
     WHEREAS, NeuStar and CTIA now desire to amend certain terms of the License and Registrant Sublicense Agreements to allow for the auto-renewal of CSCs.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:
I. Terms used in this Fifth Amendment and not otherwise defined shall have the same meaning set forth in the License Agreement.
II. CSC Version 2.08 — Implementation of Auto-renewal
A.	NeuStar shall, either itself, or in conjunction with other third parties, implement CSC version 2.08, which shall include the additional features and functionality set forth in Attachment 1, attached hereto (“CSC 2.08”).

B.	For purposes of the License Agreement, the features and functionalities set forth CSC 2.08 shall be considered “Enhancements” as defined in Section 1.21 of the License Agreement. Therefore, the CSC Version 2.08 Functionality shall be considered “Registry IP” and owned exclusively by the Registry pursuant to Section 7.3 of the License Agreement.

C.	Notwithstanding the above, for the purposes of the License Agreement, the “look and feel” of any Enhancements along with any CSC Data associated or related to CSC 2.08 shall be considered “CSC Enhancements” as defined in Section 1.16 of the License Agreement. Therefore, the “look and feel” of CSC 2.08 and any related CSC Data generated by such functionality shall be considered CSC Registry Rights and owned exclusively by CTIA, on behalf of all Participating Carriers, pursuant to Section 7.1 of the License Agreement.
III. Changes to Registrant Sublicense Agreement. The Parties agree to delete the Online Sublicense Agreement in Exhibit B to the License Agreement and replace such Exhibit with the new the Online Sublicense Agreement attached hereto as Attachment 2 .
IV. Except as specifically modified by this Fifth Amendment, the terms and conditions of the License Agreement shall remain in full force and effect.
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V.	Additional Warranties. With respect to the processing of Cards (as defined below) under this Amendment:
a.	NeuStar represents and warrants that it shall comply with all applicable laws of the United States; and

b.	NeuStar agrees to comply with all applicable Card Association rules, including, without limitation, the Visa Cardholder Information Security Program, the MasterCard Site Data Protection Program, and the Payment Card Industry Data Security Standard.
For the purposes of this Amendment: (i) “Card Association” shall mean Visa, MasterCard, or any other card associations or the issuer of any other “Card” of any association or network and (ii) “Card” shall mean any valid credit card or debit card issued by a member of Visa, MasterCard, or any other association or card issuing organization and bearing its respective trade names, trademarks, and/or trade symbols.
VI.     The FAQs regarding the new functionality in CSC 2.08 that will be posted on the CSCA Website are attached hereto as Attachment 3. These FAQs will not be modified without the consent of both parties.
                IN WITNESS WHEREOF, the parties have caused this Fifth Amendment to be duly executed as of the date first written above.

NEUSTAR, INC		CTIA

By:	/s/ Steve M. Boyce	By:	/s/ Rob Mesirow

	Name: Steve M. Boyce		Name: Rob Mesirow
	Title: VP and Corporate Controller		Title: Vice President, Operations
	Date: January 15, 2008		Date:
Fifth Amendment to the Common Short Code Administration Agreement
January 2008

ATTACHMENT l
TO THE FIFTH AMENDMENT
TO THE COMMON SHORT CODE AGREEMENT
CSCA RELEASE 2.08
HIGH LEVEL REQUIREMENTS FOR
CSC APPLICATION AUTO RENEWAL
The Auto-renewal function (“Auto-renew”) will automate the renewal of CSC applications for those Registrants that wish to participate (opt-in). This high level design document contains the detail set of requirements and system changes based on this.
1-	Auto-renew shall be available to all Registrants after the official launch of Auto-renew.

2-	Only Registrants that expressly opt-in through the processes set forth below shall be enrolled in the Auto-renew program.

3-	NeuStar shall add two “radio buttons” to the CSC Application for the Registrant to either Opt-In to the Auto-renew program and a separate one for existing Auto-renew customers to subsequently Opt-Out.

4-	In the event an Applicant or Registrant decides to Opt-In, the Applicant/Registrant shall be required to confirm their selection (i.e., “double opt-in”),

5-	In order to participate in the Auto-renew program, Registrants must provide the Registry with all relevant credit card information. Such information shall not be stored by NeuStar, but shall be provided to NeuStar’s outsourced credit card provider.

6-	Registrants shall only be allowed to have one credit card on file.

7-	Registrants enrolled in Auto-renew shall not be provided with the standard 30, 15, 5 & 1 day notices of expiration, but will instead be provided with a 14 day notice of auto-renewal.

8-	Each Registration enrolled in the Auto-renew program, upon expiration of the CSC, shall be automatically renewed for a period equal to the then-expiring CSC term. For example, a CSC registered for one year, upon expiration, shall be Auto-renewed for a one year period, while a CSC registered for 3 months, upon expiration, shall be Auto-renewed for a 3 month period. However the Registrant shall have the ability to opt-out at any time up to the 7 day window prior to code expiration date. In addition, the registrant shall have the ability to change the CSC term at any time between the 14lh and 7th days prior to the code expiration date.

9-	NeuStar shall post the set of FAQs set forth in Attachment 3 on the CSC Website and shall link the FAQ to the Auto-Renew section of the CSC Application.

10-	NeuStar shall notify Registrant if their credit card will expire prior to code expiration date.

11-	CSCs enrolled in the CSC Monthly Billing program shall not be eligible for Auto Renewal.

12-	Using predefined system parameters NeuStar shall send Invoices to the Registrant 7 days prior to CSC expiration date.

13-	In the event a credit card authorization fails or if a credit card profile is not established up to 5 days prior to code term expiration date, the Registry System shall “Dropout” an application from Auto Renewal, Registrant shall then be required to pay directly for renewal of that code.

14-	If application is “Dropped out” of Auto Renewal, once the customer has rectified the reason why they were “Dropped out”, they shall have the ability to opt back in

15-	If Registrant does not pay after “Dropout”, the application goes through the normal age-off process.

16-	Registrant shall have the ability to opt-in for Auto Renewal at any point in the lifecycle of the CSC up to the 14 day window prior to code expiration date.
Fifth Amendment to the Common Short Code Administration Agreement
January 2008

Fifth Amendment to the Common Short Code Administration Agreement
January 2008

ATTACHMENT 2
TO THE FIFTH AMENDMENT
TO THE COMMON SHORT CODE AGREEMENT
ONLINE REGISTRANT SUBLICENSE AGREEMENT v. 4
THIS IS A LEGALLY BINDING AGREEMENT BETWEEN NEUSTAR, INC., THE COMMON SHORT CODE (“CSC”) REGISTRY OPERATOR (“REGISTRY”), AND “YOU,” THE APPLICANT FOR A LICENSE TO USE CSC(S) IN ACCORDANCE WITH THE TERMS OF THIS SUBLICENSE AGREEMENT (“AGREEMENT”). PLEASE BE ADVISED THAT THE MERE APPLICATION FOR OR REGISTRATION OF A CSC WITH THE REGISTRY DOES NOT GUARANTEE THAT A PARTICIPATING CARRIER WILL ACCEPT OR IMPLEMENT THE CSC OR THAT YOU WILL BE ABLE TO USE THE CSC AT ALL.
BY SELECTING “I AGREE,” BY USING THE SERVICE, OR BY SIGNIFYING YOUR ACCEPTANCE IN ANY OTHER WAY, YOU AGREE TO BE BOUND BY THIS AGREEMENT. IF YOU DO NOT AGREE WITH ALL OF THESE TERMS AND CONDITIONS, YOU ARE NOT AUTHORIZED TO USE THE SERVICE AND YOU MUST DISCONTINUE ANY FURTHER USE.
1. The Service. Registry administers a method for assignment of CSCs. CSCs are a string of numeric characters that are interoperable across communication service providers in the United States that are participating in CSC services (“Participating Carriers”). The Participating Carriers and other participating members of the wireless telecommunications industry have appointed the CTIA — The Wireless Association® (formerly Cellular Telecommunications & Internet Association) (“CTIA”) to serve as their Common Short Code Administrator and CTIA, acting in that capacity, has granted Registry a license to assign CSCs in the manner described in this Agreement. Registry makes this Service available to those seeking to sublicense for the term selected, a CSC. CSCs are intended for use only in the United States. You may review frequently asked questions regarding the Service by reviewing the CSC FAQs .
2. Registration, Password and Security. To use the Service and license a CSC, You will be asked to first create an account and obtain a login name. In addition. You will be asked to create a password. If any information You provide is inaccurate, incomplete or not current, Registry may suspend or terminate Your account and access to the Service. You may change such information at any time by logging into Your account. You are solely responsible for maintaining the confidentiality of Your login name and password. You must immediately notify Registry of any unauthorized use of Your login name and You are responsible for any unauthorized activities, charges and/or liabilities made on or through Your login name until Registry receives such notification. You may not transfer or lend login names to any other third party.
3. Privacy. BY AGREEING TO THE TERMS OF THIS AGREEMENT, YOU ACKNOWLEDGE THAT THE PRIVACY STATEMENT OF THE CSCA AND GENERALLY DESCRIBE THE COLLECTION AND USE OF PERSONAL INFORMATION, DO NOT APPLY TO INFORMATION SUBMITTED TO REGISTRY UNDER THIS AGREEMENT. In addition, Registry will not use the data submitted by You in a way incompatible with the purposes of this Agreement. You represent and warrant that You have provided notice to, and obtained consent from, any third party individuals whose data You supply to us as part of the Service with regard to: (i) the purposes for which such third party’s data has been collected, (ii) the intended recipients or categories of recipients of the third party’s data, (iii) which
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January 2008

parts of the third party’s data are obligatory and which parts, if any, are voluntary; and (iv) how the third party can access and, if necessary, rectify the data held about them. You further agree to provide such notice and obtain such consent with regard to any third party data You provide in the future. Neither Registry nor CTIA are responsible for any consequences resulting from Your failure to provide notice or receive consent from such individuals nor for Your providing outdated, incomplete or inaccurate information. In addition to the above, in the event that You elect to participate in the optional CSC director)’ service offered by Registry, You hereby consent to the publication of such information on a directory that may be viewable by members of the general public.
4. Disclosure of Certain Information. In order for Registry to comply with the rules and policies for the administration of CSCs (which may be updated from time to time), You consent to the disclosure by Registry to CTIA or to Participating Carriers, or those acting on behalf of CTIA or Participating Carriers, through an interactive accessible registration database or otherwise, the Data. In addition, You acknowledge that the Application identifies those fields and Data that will be publicly disclosed or made available through the Registry’s website or otherwise. You further consent to the disclosure of any Data or other information to any governmental agency upon receipt of lawful process or in compliance with any law, or to protect the rights or property of Registry, CTIA, Participating Carriers, or any of their customers or users. Further, in the event that You agree to participate in the optional CSC directory service, and indicate such acceptance in your CSC application or otherwise, You hereby consent to the publication of such required data in the CSC directory. You acknowledge and agree that such data may be viewable by members of the general public.
5. The Application.
a. CSC. In order to apply for a CSC through the Service, You must complete the Registry’s application form for each CSC that You would like to register and pay the requisite fees set forth in Section 8 below. For each application, the person/entity listed in the “Content Provider details” must be the actual Content Provider (as defined above). Once You have submitted a completed application, Registry will send an email confirming it has received Your application. You must retain the confirmation e-mail for each application You submit. You also may review detailed instructions to complete and submit an application by reviewing Registry’s INSTRUCTIONS . You agree to: (1) provide certain true, current, complete and accurate information during the application process; and (2) maintain and update such information according to Registry’s modification procedures as needed to keep it current, complete and accurate.
b. Types of CSCs. All applications for CSCs are accepted by Registry on a first-come, first-served basis. Unless You specify a specific CSC in Your application, once Your application is deemed to be complete by the Registry, You will be assigned a CSC on a random basis from the pool of available CSCs (a “Random CSC”). A “Selected CSC” shall mean any CSC that You specifically request from Registry. Selected CSCs shall also be assigned on a first-come, first-served basis from the pool of available CSCs. Registry makes no representation that any specific CSC will be available upon request. You acknowledge and agree that submission of a CSC application or otherwise meeting the eligibility requirements for registration does not guarantee that Your application will be approved, that You will ultimately be the sublicensee of a particular CSC, or that any Participating Carrier will accept, implement or maintain a sublicensed CSC.
c. Right of Refusal. Registry reserves the right, in its sole discretion, to refuse to register any Random or Selected CSC. YOU AGREE THAT ANY AND ALL REGISTRATION FEES PAID TO REGISTRY
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SHALL NOT BE REFUNDABLE. You agree that neither Registry nor CTIA shall be liable for any losses or damages that may result from a refusal to register any CSC. You acknowledge and agree that neither Registry nor CTIA shall be liable to You or any other party in connection with claims, damages, losses, expenses or costs incurred or suffered by You as a result of actions taken or not taken by Participating Carriers.
d. Term of CSCs. All CSCs, whether Selected or Random, shall be available for terms of three (3), six (6) and twelve (12) months and may be renewed by You for additional three (3), six (6) and twelve (12) month periods.
e. Activating Your CSC. REGISTERING A CSC IN NO WAY GUARANTEES YOU THE RIGHT TO SEND OR RECEIVE COMMUNICATIONS USING YOUR CSC OR THE RIGHT TO USE THE CSC IN ANY OTHER MANNER. IN ORDER TO ACTIVATE YOUR CSC, YOU MUST OBTAIN APPROVAL FROM EACH INDIVIDUAL PARTICIPATING CARRIER IN WHICH YOU WOULD LIKE TO TRANSMIT CONTENT. THE TERMS AND CONDITIONS OF ALL SUCH ARRANGEMENTS WITH INDIVIDUAL PARTICIPATING CARRIERS ARE AT THE SOLE DISCRETION OF THAT PARTICIPATING CARRIER AND SHALL NOT IN ANY WAY INVOLVE REGISTRY. IN ADDITION, INITIAL APPROVAL OF REGISTRATION OF A CSC IN NO WAY GUARANTEES THAT YOU WILL BE ABLE TO RETAIN SUCH CSC PAST THE CURRENT TERM OF YOUR REGISTRATION,
f. Expiration Grace Period. In the event that Your CSC expires, and has not been renewed in accordance with this Agreement, You may be given an additional thirty (30) day grace period, at the sole discretion of the Registry, in which to re-register such CSC. In the event you do not re-register such CSC within that period, this Agreement shall be terminated, and the CSC may be made available to the general public after an appropriate aging period.
g. Opt-in/Opt-Out of CSC Programs. In addition to the prohibitions of the transmission of unsolicited messages elsewhere in this Agreement, each individual program or application administered to an end user through a CSC must be offered on an “opt-in basis.” This may be achieved through the submission of an MO message to the program or registering to receive messages through a website operated by the Registrant. In addition, each Registrant must also offer a convenient, easy-to-use and conspicuous method for an end user to opt-out any individual program or application administered through a CSC.
h. No Assignment or Transfer of the CSC, You may not transfer or assign Your sublicense to any CSC or any of Your rights or obligations under this Agreement. Notwithstanding the foregoing, You may assign Your sublicense to a CSC in connection with the sale of all or substantially all of Your assets to a third party successor in interest.
i. Representations. You agree that You may access and use the Service for lawful purposes only and that You are solely responsible for the knowledge and adherence to this Agreement, any and all laws, statutes, rules and regulations pertaining to Your use of the Service and a CSC, including without limitation laws related to intellectual property, defamation, publicity and privacy. You represent that (i) You intend to use and will use each sublicensed CSC for the purpose set forth in Your application and not for the purpose of blocking another party from using a CSC, (ii) neither Your registration nor use of the any sublicensed CSC nor the manner in which You intend to use such CSC will directly or indirectly infringe or violate the legal rights of a third party, and (iii) You have all requisite power and due authority to execute this
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Agreement and to perform Your obligations hereunder. You agree that You will not (i) use a CSC in violation of this Agreement; (ii) use a CSC to commit a criminal offense or to encourage conduct that would constitute a criminal offense or give rise to a civil liability, or otherwise violate any local, state, Federal or international law or regulation; (iii) use a CSC to upload or otherwise transmit any content that You do not have a right to transmit under any law or contractual or fiduciary duty; (iv) interfere or infringe with any trademark or proprietary rights of any other party; (v) interfere with the ability of other users to access or use the Service; (vi) claim a relationship with or to speak for any individual, business, association, institution or other organization for which You are not authorized to claim such a relationship; (vii) interfere with or disrupt the Service or servers or networks connected to the Service, or disobey any requirements, procedures, policies or regulations of networks connected to the Service; or (viii) reproduce, duplicate, copy, use, distribute, sell, resell or otherwise exploit for any commercial purposes any portion of the Service.
j. BY REGISTERING A CSC, YOU HEREBY ACKNOWLEDGE THAT YOUR USE OF SUCH CSC IS AND SHALL REMAIN IN COMPLIANCE WITH THE ABOVE. AS SUCH, YOUR CSC MAY BE SUBJECT TO FUTURE CANCELLATION, DELETION AND/OR REMOVAL IN THE EVENT THAT YOUR USE OF THE CSC IS DETERMINED TO BE IN VIOLATION OF THIS AGREEMENT.
k. CSC Opt-in Directory. Registry may elect to offer a CSC directory that provides members of the general public with certain information about Your CSC and any programs or campaigns offered through the CSC. Participation in the CSC directory service is optional. You shall have the right to edit, modify or delete any of Your content displayed within the CSC Directory upon request to the Registry. You shall also have the right to opt-out or remove any of Your content within the CSC Directory. You understand that You, and not Registry, are entirely responsible for all content contained within the CSC directory. Registry does not control the content posted via the CSC directory and, as such, does not guarantee the accuracy, integrity or quality of such information. Under no circumstances shall Registry be liable in any way for any content, including, but not limited to, any errors or omissions in any content, or any loss or damage or any kind incurred as a result of the use of any content posted in the CSC directory. You acknowledge that Registry may or may not pre-screen content contained within the CSC directory, but that Registry and its designees shall have the right (but not the obligation) in their sole discretion to pre-screen, refuse, edit or move any such content that is available through the CSC directory service. Without limiting the foregoing, Registry shall have the right to remove or edit any content that violates this Agreement. With respect to any content you submit or make available for inclusion in the CSC directory, You provide Registry with a worldwide, royalty-free and non-exclusive license to use, distribute, reproduce, modify, adapt and publicly display such content in the CSC directory during the term of Your participating in the CSC directory service.
I. CSC Auto-renew Feature.
     i. When you register a CSC, you shall have the option of electing that the CSC be automatically renewed (“Auto-renew”) upon reaching the expiration date in accordance with the instructions (and subject to Your agreement to the terms and conditions pertaining to that process) on our Web site. The default is that the Auto-renew feature is disabled. In the event You want Your CSC to Auto-renew, You must check the appropriate box in the Auto-renew section of the CSC Application. Once enrolled, upon expiration, Your CSC shall Auto-renew for a period equivalent to the length of the then-expiring registration and Your credit card on file with the Registry shall be debited the then-current rate for the renewing CSC. Thus, if you have chosen to register your CSC for one year, Registry will automatically renew it for one year. If you have chosen to register your CSC for three months, Registry will automatically renew it for three months, and so on. CSC renewals will be non refundable.
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     ii. You acknowledge and agree that the renewal price may be higher or lower than the price you paid for the then-current term of the service, and that we are authorized to charge your credit card on file for the renewal of the service(s). In any event, you are solely responsible for the credit card information you provide to the Registry and must promptly inform Registry of any changes thereto (e.g., change of expiration date or account number or Credit Card billing address). Registry shall have no liability to you or any third party in connection with the renewal as described herein, including, but not limited to, any failure or errors in renewing the services. In order to process the Auto-renew service, we may use third-party vendors for the purpose of updating the expiration date and account number of your credit card on file. Such third-party vendors maintain relationships with various credit card issuers and may be able to provide us with the updated expiration date and account number for your credit card by comparing the information we have on file with the information the third-party has on file. By selecting the Auto-renew service, you acknowledge and agree that we may share your credit card information with such a third-party vendor for the purpose of obtaining any update to your credit card expiration date and account number.
     iii. If for any reason Registry is not able to take the payment from the credit card You have on file, Your CSC will expire. It is Your responsibility to keep Your credit card information current, which includes the expiration date and current credit card billing address. Any renewal of the CSC is subject to the Registry’s then-current terms and conditions. If You do not elect that the CSC be automatically renewed, You have the responsibility of logging into Your account for that CSC and manually implementing the renewal by the expiration date (should You in fact want the CSC to be renewed).
     iv. Once enrolled in the Auto-renew service, You may opt-out of such service at any time prior to seven (7) days before the expiration of the CSC. In such an event, You shall be solely responsible for manually renewing the CSC in the event You wish to keep leasing the CSC. Neither the Registry nor the CTIA shall be responsible for the loss of any CSC caused by Your failure to manually renew a CSC if You have opted-out of the Auto-renew.
6. Registry Reservation. Registry reserves the right, but does not assume the obligation, to strictly enforce this Agreement by, without limitation, issuing warnings, suspending or terminating Service prior to actively investigating violations and prosecuting them in any court or appropriate venue. Registry may access, use and disclose transaction information about Your use of the Service, to the extent permitted by law, in order to comply with the law (e.g., a lawful subpoena); to enforce or apply this Agreement; to initiate, render, bill, and collect for the Services; to protect its rights or property; or to protect users of the Services from fraudulent, abusive, or unlawful use of, the Service. INDIRECT OR ATTEMPTED VIOLATIONS OF THIS POLICY OR ANY RELATED POLICY, GUIDELINE OR AGREEMENT, AND ACTUAL OR ATTEMPTED VIOLATIONS BY A THIRD PARTY ON YOUR BEHALF SHALL BE CONSIDERED VIOLATIONS OF THIS POLICY BY YOU. In addition, Registry reserves the right to deny, cancel, transfer or otherwise make unavailable any CSC that it deems necessary, in its sole discretion, (1) to protect the integrity and stability of the Service; (2) to comply with any applicable laws, government rules, policies or requirements, requests of law enforcement, in compliance with any dispute resolution process; (3) to avoid any liability, civil or criminal, on the part of Registry, as well as its affiliates, subsidiaries, officers, directors, representatives, employees, and stockholders; (4) for violations of any agreement between Registry and any third party related to the Service; (5) to correct mistakes made by Registry, in connection with a CSC registration.
7. Fees. As consideration for the Service, You agree to pay Registry a non-refundable fee of $1000 per month for each “Selected CSC” and $500 per month for each “Random CSC.” Such fees are subject to change at any time by Registry, in its sole discretion; provided, however, that the fees in effect at the time of submission of Your application for a CSC, or at the time of renewal of Your CSC registration, will
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remain in effect with respect to such CSC registration for the period of such initial term or renewal term, as applicable. Except as set forth below, all fees for the entirety of the term shall be due and payable before assignment or renewal of the CSC. In the event that you are eligible to participate in a separate monthly billing promotion, the payment of such fees, and only the terms and conditions surrounding the payment of such fees, shall be subject to the terms and conditions as outlined in a separate monthly billing promotion addendum entered into between You and Registry. Participants in the monthly billing promotion remain subject to all other terms and conditions contained in this Agreement. Registry may take all remedies to collect fees owed. In the event that You dispute any fee, or take any action to initiate a credit card chargeback for any of the fees described above, such action may result in Your sublicense of a CSC being suspended until such time as the dispute is resolved, at which time, depending on the outcome of the dispute, the sublicense of the CSC may be reinstated or cancelled, whichever applicable. In addition to the foregoing fees, You are responsible for all taxes associated with such fees.
8. Ownership. You acknowledge that all right, title and interest in and to the database of CSCs, each of the CSCs themselves, the underlying technology used in connection with the Service, the CSC directory, and all software, material, information, communications, text, graphics, links, electronic art, animations, audio, video, photos, and other data (collectively, the “Intellectual Property”) available within the Service are the exclusive property of either the Registry or, in some instances, of licensors and/or third-party providers from whom Registry has obtained a license to use their Intellectual Property. You acknowledge that although you have a sublicense to use CSCs for the duration of the term, you have no proprietary ownership interest in the CSCs. You agree that You will not take any action that would cause You to acquire any trademark, trade name or trade dress rights in the CSC. You acknowledge and agree that the registration of a CSC does not confer immunity from objection to either the registration or use of the CSC by a third party. Neither Registry, nor CTIA, nor any Participating Carrier is responsible in any way for any conflict or dispute with or any actual or threatened claim against You relating to a CSC, including without limitation a claim that any use of a CSC interferes with or infringes a registered or unregistered trademark, trade name, service mark or rights relating to a name or other identifying indicium of a third party or any other intellectual property rights or proprietary rights (including without limitation rights of publicity) of a third party or relating to the defamation or interference with the right of privacy of any third party. Except as expressly authorized by Registry or as may be posted on the Service, You may not copy, reproduce, publish, distribute, modify, create derivative works of, rent, lease, sell, transfer, display, transmit, compile or collect in a database, or in any manner commercially exploit any part of the Intellectual Property or the Service, in whole or in part. You may not store any significant portion of any Intellectual Property or the Service owned by, or licensed to Registry in any form, whether archival files, computer-readable files, or any other medium. You also may not “mirror” any Intellectual Property or the Service on any other server.
9. Links. Some links on Registry’s Web site lead to sites posted by independent site owners. Because Registry does not have control over these sites, it is not responsible for such sites’ accessibility via the Internet. Registry does not endorse products, services, or information provided by such sites. As such, Registry shall not be responsible or liable, directly or indirectly, for any damage or loss caused or alleged to be caused by or in connection with, use or reliance on any content, goods or services available on or through any other site. Further, the inclusion of these links does not imply that the other sites have given permission for inclusion of these links, or that there is any relationship between Registry and the linked sites.
10. Trademark Notice. CTIA ®, CTIA logos, NeuStar®, NeuStar logos, their taglines and the look, feel and trade dress of the Service are the exclusive trademarks, service marks, trade dress and logos of CTIA – The Wireless Association® and NeuStar, Inc. respectively. All other trademarks, service marks, trade dress, and logos used on the Service are the trademarks, service marks, trade dress, and logos of their
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respective owners.
11. Designated Agent. The Digital Millennium Copyright Act, signed into law on October 28, 1998, amended the copyright law to provide limitations for service provider liability relating to material online. In compliance with such Act, Registry has a Designated Agent to receive notice of alleged copyright infringements contained on the Service. All inquiries into alleged copyright infringement on the Service should be sent to Registry, c/o Jeffrey J. Neuman, Senior Director, Law & Advanced Services, 46000 Center Oak Plaza, Building Ten, Sterling, VA 20166.
12. Local Laws; Export Control. Registry controls and operates the Service from its headquarters in the United States and makes no representation that the Service is appropriate or available for use in other locations. If You use the Service from other locations, You are responsible for compliance with applicable local laws, including, but not limited to, export and import regulations of other countries. Unless otherwise explicitly stated, all marketing or promotional materials found on the Service are solely directed to individuals, companies, or other entities located in the United States.
13. Disclaimer of Warranty, Limitation of Liability. YOU AGREE THAT YOUR ACCESS TO AND USE OF THE SERVICE AND A CSC ARE AT YOUR OWN RISK. NEITHER REGISTRY, CTIA, NOR EACH OF THEIR RESPECTIVE PARENTS, SUBSIDIARIES, SHAREHOLDERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, SUBCONTRACTORS OR AGENTS WARRANT THAT THE SERVICE OR A CSC WILL BE UNINTERRUPTED OR ERROR-FREE; NOR DO THEY MAKE ANY WARRANTY AS TO THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE SERVICE OR A CSC OR AS TO THE ACCURACY, RELIABILITY, OR CONTENT WITHIN THE SERVICE. THE SERVICE IS PROVIDED ON AN “AS IS, “AS AVAILABLE” BASIS WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON- INFRINGEMENT. TESTING AND APPROVAL OF A CSC APPLICATION DOES NOT ENSURE THAT IT WILL RUN WITHOUT ERROR OR THAT IT WILL NOT OTHERWISE CAUSE HARM TO YOU, YOUR CUSTOMERS OR END USERS OR PARTICIPATING CARRIERS. IN NO EVENT WILL REGISTRY, CTIA, NOR EACH OF THEIR RESPECTIVE PARENTS, SUBSIDIARIES, SHAREHOLDERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, SUBCONTRACTORS AND AGENTS BE LIABLE TO YOU OR ANY THIRD PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING OUT YOUR USE OF OR INABILITY TO ACCESS OR USE THE SERVICE OR A CSC, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE OR ANTICIPATED PROFITS, LOSS OF GOODWILL, LOST BUSINESS, LOST DATA, COMPUTER FAILURE OR MALFUNCTION, OR ANY AND ALL OTHER DAMAGES OR LOSSES THAT RESULT FROM MISTAKES, INACCURATELY ENTERED DATA, UNAUTHORIZED USE, OMISSIONS, INTERRUPTIONS, ERRORS, DEFECTS, DELAYS IN OPERATION, OR ANY FAILURE OF PERFORMANCE, WHETHER OR NOT LIMITED TO ACTS OF GOD, COMMUNICATIONS FAILURE, THEFT, DESTRUCTION OR UNAUTHORIZED ACCESS TO INSTITUTIONS RECORDS, PROGRAMS OR SERVICES. YOU AGREE THAT THE FOREGOING LIMITATIONS OF LIABILITY REPRESENTS A REASONABLE ALLOCATION OF RISK. IN NO EVENT, SHALL REGISTRY, CTIA, AND EACH OF THEIR RESPECTIVE PARENTS, SUBSIDIARIES, SHAREHOLDERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, SUBCONTRACTORS AND AGENTS BE LIABLE TO YOU FOR ANY AMOUNT EXCEEDING THE AMOUNT OF FEES PAID BY YOU FOR A CSC REGISTRATION. THIS PROVISION SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS AGREEMENT.
Fifth Amendment to the Common Short Code Administration Agreement
January 2008

14. Indemnification. You agree to indemnify, defend and hold harmless Registry, CTIA, and each of their respective parents, subsidiaries, shareholders, members, officers, directors, employees, affiliates and agents (each an “Indemnified Party”) from any claim or demand, including reasonable attorney’s fees, made by any third party due to or arising out of or relating to (a) this Agreement or the breach of Your warranties, representations and obligations under this Agreement, (b) the Service, CSC or Your use or nonuse of such Service or CSC, (c) any intellectual property or other proprietary right (including without limitation right of publicity) or right of privacy of any person or entity, (d) any content transmitted or received through the CSC, (e) a failure or inability of any end user to send or receive communications through Your CSC, (f) a violation of any of our operating rules or policies relating to the service(s) provided, or (g) any information or data You supplied to Registry, including, without limitation, any misrepresentation in Your application or the CSC directory, if applicable. When an Indemnified Party is threatened with suit or sued by a third party, the Indemnified Party may seek written assurances from You concerning Your promise to indemnify the Indemnified Party; Your failure to provide those assurances may be considered by the Indemnified Party to be a material breach of this Agreement. The Indemnified Party shall have the right to participate in any defense by You of a third-party claim related to Your use of any CSC or this Service, with counsel of its choice at its own expense. The Indemnified Party shall reasonably cooperate in the defense at Your request and expense. You shall have sole responsibility to defend the Indemnified Party against any claim, but You must receive the Indemnified Party’s prior written consent regarding any related settlement. The terms of this paragraph will survive any termination or cancellation of this Agreement.
15. Modifications to the Service. Registry reserves the right at any time to modify or discontinue, temporarily or permanently, the Service (or any part thereof) with or without notice. You agree that Registry will not be liable to You or to any third party for any modification, suspension, or discontinuation of the Services.
16. Termination.
a. By You. You may discontinue Your participation in and access to the Service upon at least thirty (30) days written notice to Registry for any reason or as otherwise provided in this Agreement. This Agreement will continue to apply to all past use of the Service by You, even if You are no longer using the Service. You acknowledge and agree that Registry may terminate or block Your use of all or part of the Service without prior notice for any reason, including, without limitation, if Registry believes You have engaged in conduct prohibited by this Agreement.
b. By Registry. Registry may terminate this Agreement or any part of the Service or Your CSC at any time (i) in the event you breach any obligation hereunder, (ii) fail to respond within ten (10) calendar days to an inquiry from Registry concerning the accuracy or completeness of the information You submitted in Your CSC application, (iii) if you have violated any other policy of Registry, (iv) pending a dispute regarding Your registered CSC or to resolve a dispute with a third party regarding Your registered CSC, (v) if Registry receives a court order or arbitration award requiring Registry to delete, transfer or modify a CSC; or (vi) if any Participating Carrier terminates Your use of a CSC for any reason. Registry, in its sole discretion, will determine whether or not Your conduct is consistent with this Agreement and any operating rules or policies.
c. Effect of Termination. Unless otherwise specified in writing by Registry, You will not receive any refund for payments already made by You as of the date of termination. If termination of this Agreement is due to Your default hereunder, You shall bear all costs of such termination, including any reasonable costs Registry incurs in closing Your account. You agree to pay any and all costs incurred by Registry in enforcing Your compliance with this Section. You agree that upon termination or discontinuance for any
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January 2008

reason, Registry may delete all information related to You on the Service, if applicable.
17. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof, shall be finally settled in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA”) then obtaining, by a panel of three arbitrators. Judgment upon the award of the Arbitrators may be entered by any court of competent jurisdiction over the parties on the subject matter of this Agreement. Each party shall have the right to appoint one arbitrator from the list of arbitrators supplied to the parties by the AAA, and the two arbitrators so appointed shall appoint the third. The place of arbitration shall be the County of Loudoun, VA., U.S.A. The language of the arbitration shall be in English. The arbitrators shall determine the matters in dispute in accordance with the internal law of the Commonwealth of Virginia, without reference to the Convention on Contracts for the International Sale of Goods. Except as precluded by the United Nations Convention on the Recognition and Enforcements of Foreign Arbitral Awards, the internal procedural and substantive laws of Virginia and the United States Federal Arbitration Act shall govern all questions of arbitral procedure, arbitral review, scope of arbitral authority, and arbitral enforcement. The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators, that the award shall be made and shall be promptly payable in U.S. dollars, free of any tax, deduction or offset, and that any costs, fees or taxes instant to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. No claim may be submitted by a party to arbitration in accordance with this Section 17 unless notified by the other party within one (1) year of the date on which the submitting party first knew or should have known of the existence of the facts indicating the existence of such dispute.
18. Force Majeure. Neither party shall be deemed in default hereunder, nor shall it hold the other party responsible for, any cessation, interruption or delay in the performance of its obligations hereunder due to earthquake, flood, fire, storm, natural disaster, act of God, war, terrorism, armed conflict, labor strike, lockout, or boycott, provided that the party relying upon this section (i) shall have given the other party written notice thereof promptly and, in any event, within five (5) days of discovery thereof and (ii) shall take all steps reasonably necessary under the circumstances to mitigate the effects of the force majeure event upon which such notice is based; provided further, that in the event a force majeure event described in this Section extends for a period in excess of thirty (30) days in the aggregate, Registry may immediately terminate this Agreement.
19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its principles of conflicts of law. Any such action shall take place in the County of Fairfax in the Commonwealth of Virginia.
20. Changes to this Agreement. Registry reserves the right to modify this Agreement at any time and from time to time. Any such revision or change will be binding and effective upon sending notification to You by e-mail or United States mail. If You do not agree with any revision to the Agreement, You may terminate this Agreement at any time by providing Registry with notice. Your notice of termination will be effective on receipt and processing by Registry. Any fees paid by You if You terminate this Agreement are nonrefundable, but You will not incur any additional fees. By continuing to use the Service after any revision to this Agreement, You agree to abide by and be bound by any such revisions or changes.
21. Assignment of Agreement. Except as otherwise set forth herein, Your rights under this Agreement are not assignable or transferable. Any attempt by Your creditors to obtain an interest in Your rights under this Agreement, whether by attachment, levy, garnishment or otherwise, renders this Agreement voidable at Registry’s option. This Agreement shall inure to the benefit of and be binding upon Registry’s
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January 2008

successors and assigns.
22. Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law or applicable court decision.
23. Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by an authorized representative of Registry. The failure of a party, at any time or from time to time, to require performance of any obligations of the other party hereunder shall not affect its right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any prior or subsequent breach.
24. Entire Agreement. Except as otherwise set forth in this Agreement, this Agreement completely and exclusively states the agreement of the parties regarding the subject matter, and supersedes all prior agreements and understandings, whether written or oral, with respect to the subject matter of this Agreement.
Fifth Amendment to the Common Short Code Administration Agreement
January 2008

ATTACHMENT 3
TO THE FIFTH AMENDMENT
TO THE COMMON SHORT CODE AGREEMENT
FAQs

Fifth Amendment to the Common Short Code Administration Agreement
January 2008

Q: Can I use multiple credit cards to pay for different codes?
A: No. You can only use one credit card to pay for codes. If you change your Credit Card in the Credit Profile page, all your Auto-Renew codes will be charged using the new credit card.
Q: What address should I use in my credit card profile?
A: Please use the credit card billing address on file with your credit card company.
Q: How can I change or update my credit card on file?
A: There are two ways you can do this:
1.	When you apply for a new code, on the invoice page you can click the Credit Card Payment link and change or update your information on your Credit Card Profile while making an actual payment.

2.	You can also use the “Credit Card Profile” link on your “Registrant Home Page” or “Manage CSC Page” and change or update your information.
Q: Can I participate in Auto-Renewal using Check or EFT?
A: No. CSCA will only accept credit card payments for Auto-Renew.
Q: Is it safe to enter my Credit Card data online?
A: Yes. CSCA website will not store any of your credit card information. Instead we utilize an outside credit card processing company that is PCI DSS (Payment Card Industry Data Security Standard) certified. You can safely enter your entire credit card number via our secure server, which encrypts all submitted information.
Q: When and where do I Opt-In for Auto-Renew?
A: There are two ways you can Opt-In to have your CSC’s applications automatically renewed.
1.	When you apply for a new code, in the application form you can choose the Auto- Renew radio button and follow the short and simple steps for double Opt-In. If you don’t already have a Credit Card on file with us you’ll need to create a Credit Card profile from you Registrant Home page using the Credit Card Profile link.

2.	In your “Manage CSC Page” under the new “Auto-Renew” column you may choose to Opt-In for any and all of your Common Short Codes. Upon Opting-In you’ll be asked to confirm your desire to have your code automatically renewed on the confirmation page. If you don’t already have a Credit Card on file with us you’ll be asked to create a Credit Card profile.
Q: What length of time will my code be automatically renewed for?
A: Your codes will be renewed for the same term as on your previous application for that code (3, 6, 12 months)

Q: Do I ever need to change the information in my application once I sign up for Auto-Renew?
A: Yes. Industry Best Practices and CSC Guidelines require the application always remain up to date and reflect proper ownership and exactly what the CSC is being used for.
Q: When can I change the information in my application?
A: 14 days prior to your code’s expiration date CSCA will automatically create a Renewal Application for your code and you will be notified via email. The status for this code in your “Manage CSC Page” will change to “Edit” and we encourage you to update your application if any part of the application has changed. From that date you have a 7 day window to complete edits you wish to make to your renewal application.
Q: When and how do I Opt-Out of CSC Auto-Renew?
A: For new code applications you can simply click the Opt-Out radio button while in the application form. If you wish to Opt-Out a code that you had previously Opted-In, you can Opt-Out any code from your “Manage CSC Page” up to 7 days prior to your CSCs expiration date.
Q: I have multiple codes on my application but I don’t want all of them to Auto-Renew, how do I Opt-Out some codes?
A: Once an application has been approved by CSCA Customer Support; you can manage the Auto-Renew status of all your codes from your “Manage CSC Page”. Simply log on to your account and “Opt-Out” any Auto-Renew code you wish. You can Opt-In or Opt-Out any of your CSCs up to 7 days prior to your CSCs expiration date.
Q: Will I get invoiced every time my credit card is charged?
A: Yes. You will receive an invoice via email 7 days prior to expiration for the CSC. Also, upon successful payment processing CSCA will email you an approval notice with a link to an online “Sales Receipt”.
Q: What happens if my credit card can’t be charged when the code is scheduled for Auto-Renew?
A: You will receive an invoice via email 7 days prior to expiration for the CSC. CSCA will attempt to charge your credit card on file, if this attempt fails due to your credit card information on file you will be notified via email with a link for you to make an online credit card payment. If you don’t provide an updated credit card which CSCA can successfully process, your CSC will not be automatically renewed. You have to manually pay for this application via check or with a different credit card as this application will be dropped from the Auto renew program. You can also update your credit card profile with your most current credit card information to be used for any and all your CSC credit card payments.
Q: I did not have a Connection Aggregator when I applied for a code; will the system Auto-Renew my code without an Aggregator?
A: No. If you do not have an Aggregator selected in your application, 14, 7 and 5 days prior to your code’s expiration date you’ll be notified to select an Aggregator. The status for this code in your “Manage CSC Page” will change to “Edit” and you will be required to update your application.